KUNEKT CORPORATION
112 North Curry Street
Carson City, Nevada, USA  89703-4934

LETTER OF INTENT

November 29, 2010

To:

AMS-INT ASIA LIMITED

UNIT 04,7/F, BRIGHT WAY TOWER

NO. 33 MONG KOK ROAD, KOWLOON, HONG KONG

Attention: Matt Li

Re:

Purchase of all the issued and outstanding securities of AMS-INT ASIA LIMITED

This Letter of Intent sets out the basic terms upon which Kunekt Corporation (“Kunekt”) proposes to acquire all of the issued and outstanding securities of AMS-INT ASIA LIMITED (“AMS”) from the shareholders of AMS (the “Shareholders”) in exchange for the issuance of common shares of Kunekt (each, a “Share”) to the Shareholders (the “Transaction”).

The terms of this non-binding Letter of Intent are not comprehensive and additional terms, including reasonable representations and warranties, will be incorporated into a definitive agreement (the “Definitive Agreement”) to be negotiated between Kunekt, AMS and Matt Li (“Li”) under the terms set forth in this Letter of Intent. The basic terms are as follows:

1.

Kunekt:  Kunekt is a Nevada corporation with its common shares registered under the Securities Exchange Act of 1934 and is quoted on the OTC Bulletin Board.  It is a reporting issuer in British Columbia.  As of the date of this Letter of Intent, it has 62,000,000 Shares issued and outstanding.

2.

Definitive Agreement:  Kunekt, AMS and each of the Shareholders (each, a “Party” and, together, the “Parties”) will enter into the Definitive Agreement within 30 days of the date of the execution of this Letter of Intent, which Definitive Agreement will, upon execution, replace and supersede this Letter of Intent. No Party shall be required to continue negotiating with the others if a Definitive Agreement has not been agreed to by such date. This Letter of Intent will exist and continue in full force and effect unless the Definitive Agreement is executed or this Letter of Intent is otherwise terminated pursuant to the terms hereof.  The Parties acknowledge that the Definitive Agreement will contain the covenants and conditions set out herein and additional representations, warranties and terms that are normally included in transactions similar to those contemplated by the Transaction.

3.

Structure:  In order to facilitate the Transaction, the Parties agree that each will use their best efforts to formulate a structure for the Transaction which is acceptable to each of the Parties and which is formulated to:

(a)

comply with all necessary legal and regulatory requirements;

(b)

minimize or eliminate any adverse tax consequences; and

(c)

be as cost effective as possible.

4.

AMS Securities:  The Shareholders agree to sell, assign and transfer to Kunekt, or a subsidiary of Kunekt, all of the issued and outstanding securities of AMS (the “AMS Securities”), free and clear of all liens, charges and encumbrances.

5.

Transaction:  Kunekt, AMS and the Shareholders will enter into a business combination whereby Kunekt, or a subsidiary of Kunekt, will purchase all of the AMS Securities (which represent all of the issued and outstanding securities in the capital of AMS) from the Shareholders in exchange for the issuance of 105,600,000 Shares (the “Consideration Shares”) and AMS and its subsidiaries will have a cumulative total of $1,500,000 cash on their respective balance sheets at Closing.

On or prior to the closing (the “Closing”) of the Transaction:

(a)

Mark Bruk (“Bruk”) will effect the cancellation of 30,000,000 Shares; and

(b)

Kunekt will take all necessary action to increase its authorized common stock to  500,000,000.

Upon consummation of the Transaction, AMS will become a wholly-owned subsidiary of Kunekt, and its subsidiaries will become subsidiaries of Kunekt.  The Transaction will be completed pursuant to available exemptions from the United States Securities Act of 1933, as amended (the “1933 Act”), the prospectus and registration requirements of National Instrument 45-106 of the Canadian Securities Administrators, and any other applicable securities legislation.

6.

Kunekt Private Placement: On or prior to the Closing, Kunekt will complete a private placement financing of Shares (each, a “Private Placement Share”) at a price per Private Placement Share equal to the greater of (a) the 10-day moving average closing stock price, or (b) fifty cents ($0.50),  for gross proceeds of $1,500,000 (the “Private Placement”).

7.

Registration Statement: As soon as reasonably possible after the filing of its Annual Report on Form 10-K for the year ended October 31, 2010, Kunekt will file a registration statement (the “Registration Statement”) on Form S-1 (or any other form as may be applicable) with the United States Securities and Exchange Commission (the “SEC”), registering the Consideration Shares and the Private Placement Shares (collectively, the “Registrable Securities”).  Kunekt will include in such registration statement all or any part of the Registrable Securities provided however that Kunekt shall not be required to register any of the Registrable Shares that are eligible for sale pursuant to Rule 144(k) of the 1933 Act.  Kunekt will use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as possible.

Notwithstanding any other provision in this Agreement, if Kunekt receives a comment from the SEC which effectively results in Kunekt having to reduce the number of Registrable Securities being registered on such registration statement, then Kunekt may, in its sole discretion, reduce on a pro rata basis, the number of Registrable Securities to be included in such registration statement.

8.

Directors and Officers:  At Closing, the Board of Directors of Kunekt will consist of 2 directors, being Bruk, and Li.

9.

Post-Closing Matters: Until the earlier of: (i) Kunekt raising a total of $6,000,000 through debt or equity financings; or (ii) 12 months following the Closing:

(a)

Li and Bruk will act as Co-Chief Executive Officers and Co-Chairmen of Kunekt and Li will act as the President of Kunekt;

(b)

Li and Bruk will jointly approve all stock option grants, share issuances, other issuances of securities and the uses of capital;

(c)

Li will be responsible for product strategy, research and development, product development, manufacturing, business development, marketing and sales;

(d)

Bruk will be responsible for corporate strategy and finance, including all aspects of managing the public company aspects of Kunekt, including all regulatory filings, news releases, and meetings with investors, bankers, brokers and analysts;

(e)

the Shareholders will not cause any meetings of the shareholders of Kunekt to be called for the purpose of effecting a change of the officers and/or directors of Kunekt, nor will the Shareholders vote in favour of any resolution for such purpose at any meeting of the shareholders of Kunekt; and

(f)

the name of Kunekt will remain as “Kunekt Corporation”, notwithstanding that its subsidiaries have different corporate names.

10.

Access to Information:  The Parties hereto agree that immediately upon execution of this Letter of Intent:

(a)

Kunekt and its respective advisors and representatives will have full access during normal business hours to, or AMS will deliver to Kunekt, copies of all documents pertaining to the operations of AMS and its subsidiaries; and

(b)

AMS and the Shareholders, and their respective advisors and representatives, will have full access during normal business hours to, or Kunekt will deliver to them, copies of all documents pertaining to the operations of Kunekt.

11.

Return of Materials:  Each of the parties agrees to return or destroy any materials delivered in accordance with Section  of this Letter of Intent if the Definitive Agreement is not executed within the time provided in Section 2.

12.

Condition(s) Precedent for Kunekt:  The obligation of Kunekt to proceed with the Transaction will be subject to satisfaction or written waiver by Kunekt of the following condition(s) (the “Conditions Precedent”):

(a)

review and approval of all materials in the possession and control of AMS and its subsidiaries and the Shareholders which are germane to the decision to proceed with the Transaction;

(b)

Kunekt and its solicitors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and both Kunekt and its solicitors being satisfied with the results of such due diligence;

(c)

AMS providing to Kunekt, and Kunekt and its accountant having had a reasonable opportunity to review, audited financial statements of AMS and its subsidiaries for each of the last two fiscal years, prepared in accordance with United States generally accepted accounting principles by independent accountants registered with the Canadian Public Accounting Board and the United States Public Company Accounting Oversight Board, and unaudited financial statements for AMS and its subsidiaries’ most recent interim financial period, and both Kunekt and its accountant being satisfied with the content of such financial statements;

(d)

Kunekt having received a legal opinion from counsel for AMS with respect to AMS and its subsidiaries in a form reasonably satisfactory to counsel for Kunekt;

(e)

Kunekt obtaining all necessary governmental, regulatory and court consents, waivers and approvals (including antitrust clearance to the extent applicable);

(f)

AMS and its subsidiaries obtaining the consent of any parties from whom consent to the Transaction is required;

(g)

AMS and the Shareholders complying with all pre-Closing covenants to be set out in the Definitive Agreement and the continuing accuracy in all material respects of the representations and warranties of AMS, its subsidiaries and the Shareholders as contained therein at Closing;

(h)

neither AMS nor any of AMS’ subsidiaries having any outstanding liabilities at Closing;

(i)

AMS and its subsidiaries having aggregate revenues for the last 12 months prior to Closing exceeding $5,000,000, determined in accordance with United States generally accepted accounting principles and as confirmed by AMS’ auditors to the satisfaction of Kunekt;

(j)

no material adverse change having occurred in connection with the business of Kunekt or the Shares;

(k)

no legal proceedings pending or threatened to enjoin, restrict or prohibit the transactions contemplated in this Letter of Intent;

(l)

approval of the Board of Directors of Kunekt being obtained;

(m)

approval of each of the Shareholders being obtained; and

(n)

other conditions customary in transactions similar to the Transaction.

It would be the expectation of Kunekt that many of the Conditions Precedent will be narrowed or eliminated altogether as Kunekt completes its due diligence and the Definitive Agreement and schedules thereto are finalized.

13.

Conditions Precedent for the Shareholders:  The obligation of the Shareholders to proceed with the Transaction will be subject to satisfaction or written waiver by the Shareholders of the following condition(s) (the “Shareholders’ Conditions Precedent”) within the time set forth in the Definitive Agreement:

(a)

review and approval of all materials in the possession and control of Kunekt which are germane to the decision to proceed with the Transaction;

(b)

the Shareholders and their solicitors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and the Shareholders and their solicitors being satisfied with the results of such due diligence;

(c)

the Shareholders and their accountant having had a reasonable opportunity to review the financial statements of Kunekt, and the Shareholders and their accountant being satisfied with the content of such financial statements;

(d)

the Shareholders, AMS and its subsidiaries obtaining all necessary governmental, regulatory and court consents, waivers and approvals (including antitrust clearance to the extent applicable);

(e)

Kunekt having no outstanding liabilities at Closing;

(f)

Kunekt obtaining the consent of any parties from whom consent to the Transaction is required;

(g)

Kunekt complying with all pre-Closing covenants to be set out in the Definitive Agreement and the continuing accuracy in all material respects of the representations and warranties of Kunekt as contained therein at Closing;

(h)

no material adverse change having occurred in connection with the business of Kunekt;

(i)

approval of the Board of Directors of Kunekt being obtained;

(j)

approval of the Board of Directors of the Target and approval of all of the Shareholders being obtained; and

(k)

other conditions customary in transactions similar to the Transaction.

It would be the expectation of the Shareholders that many of the Shareholders’ Conditions Precedent will be narrowed or eliminated altogether as the Shareholders complete their due diligence and the Definitive Agreement and schedules thereto are finalized.

14.

Closing:   The Closing, unless otherwise mutually agreed to in writing by the Parties, will occur not later than fifteen (15) business days following the conditions set out in Sections 12 and 13 being satisfied or waived by the Parties.  The Closing may take place by exchange of the appropriate solicitor’s undertakings, which will involve each Party’s solicitors delivering to his or her counterpart all required cash and documentation, to be held in trust and not released until all such cash and documentation has been executed and delivered to the appropriate Parties.

15.

Confidentiality:  Except as and to the extent required by law, all Confidential Information (as defined below) and negotiations regarding the Transaction and this Letter of Intent (including the fact that this Letter of Intent has been executed) are confidential and will not be disclosed to anyone, other than the Parties’ respective attorneys and advisers, without the prior written consent of any other Parties who may be affected by such disclosure, except as may be required by applicable law, and then only upon prior written notice to such other Parties.  For purposes of this Section , “Confidential Information” means any information about any Party that is stamped “confidential” or identified in writing as such to the other Parties promptly following its disclosure, unless: (i) such information is already known to another Party or its representatives or to others not bound by a duty of confidentiality, or such information becomes publicly available through no fault of another Party or its representatives; (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction; or (iii) the furnishing or use of such information is required by, necessary or appropriate in connection with legal proceedings.

16.

Disclosure:  Except as and to the extent required by law, without the prior written consent of the other parties, neither Kunekt and AMS will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions, or other aspects of the transaction proposed in this Letter of Intent.  If a party is required by law to make any such disclosure, it must first provide to the other parties the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

17.

Expenses:  Each Party will be responsible for all of its own expenses, legal and other professional fees, disbursements, and all other costs incurred in connection with the negotiation, preparation, execution, and delivery of this Letter of Intent and all documents and instruments relating hereto and the consummation of the Transaction contemplated hereby.

18.

Standstill:  From the date hereof until March 31, 2011, unless a later date is mutually agreed to in writing by the Parties, the Parties will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions or negotiations with, or provide information relating to the matters contemplated by this Letter of Intent to, any third parties, unless such action, matter or transaction is part of the transactions contemplated in this Letter of Intent or is satisfactory to, and is approved in writing in advance by, the other Parties hereto or is necessary to carry on the normal course of business.

19.

Termination: This Letter of Intent may be terminated by mutual written agreement of the respective Parties. Unless otherwise agreed in writing by the Parties, this Letter of Intent shall terminate without further notice or agreement in the event that:

(a)

any conditions precedent set out in Sections 12 and 13 of this Letter of Intent are not satisfied, released or waived on or before the date of the Closing or such earlier date indicated thereby; or

(b)

the Closing has not occurred prior to March 31, 2011 or such later date as may be approved in writing by the Parties.

20.

Not a Binding Agreement:  This Letter of Intent does not create a binding contract and will not be enforceable, except in respect of the obligations set out in Sections 11, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25 (collectively, the “Binding Provisions”).  The Binding Provisions will automatically terminate on March 31, 2011 and may be terminated earlier upon written notice by either party to the other party unilaterally, for any reason or no reason, with or without cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of a party for breach of any of the Binding Provisions prior to the termination.  Upon termination of the Binding Provisions, the parties will have no further obligations hereunder, except for the obligations in Sections 11, 15, 16, 17, 20, 22 and 24 which will survive any such termination.

21.

Currency:  All references to “$” in this Letter of Intent shall refer to currency of the United States of America.

22.

Proper Law:  This Letter of Intent will be governed by and construed in accordance with the law of the State of Nevada and the parties hereby attorn to the jurisdiction of the courts of competent jurisdiction of the State of Nevada in any proceeding hereunder.

23.

Counterparts and Electronic Means:  This Letter of Intent may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.  Delivery to Kunekt of an executed copy of this Letter of Intent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to Kunekt of this Letter of Intent as of the date of successful transmission to Kunekt.

24.

No Liability:  Except as specified in Section 20, the sections and provisions of this Letter of Intent do not constitute and will not give rise to any legally binding obligation on the part of any Party.  Moreover, except as expressly provided in the Binding Provisions (or as expressly provided in any binding written agreement that the some or all of the Parties may enter into in the future), no past or future action, course of conduct, or failure to act relating to the Transaction, or relating to the negotiation of the terms of the Transaction or the Definitive Agreement, will give rise to or serve as a basis for any obligation or other liability on the part of the Parties.

25.

Acceptance:  If you are agreeable to the foregoing terms, please sign and return a duplicate copy of this Letter of Intent to Kunekt by no later than by 5:00 p.m. on November 30, 2010.  Facsimile is acceptable.

Yours truly,

KUNEKT CORPORATION

/s/ Mark Bruk
Name: Mark Bruk
Title: President and Director

The above terms are accepted this _30_ day of November, 2010.
AMS-INT ASIA LIMITED

/s/ Matt Li
Name: Matt Li
Title: President and Director

The above terms are accepted this _30_ day of November, 2010.

SIGNED, SEALED and DELIVERED by	)
MATT LI in the presence of:	)
)
/s/ M Pan	)	/s/ Matt Li
Signature	)	MATT LI
M Pan	)
Print Name	)
#7 - 11771 Horeshoe Way	)
Address	)
Richmond, BC, Canada	)
)
Director, Engineering	)
Occupation